For
Form 4
UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

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Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
1.  Name and Address of Reporting Person *

GABELLI ASSET MANAGEMENT INC.
2.  Issuer Name and Ticker or Trading Symbol

Young Broadcasting Inc./YBTVA

6.  Relationship of Reporting Person(s) to Issuer
(Check all applicable)

_____ Director	  __X___ 10% owner

_____ Officer (give  _____ Other (specify
		    title		  below)
		    below)

(Last)		(First)		(Middle)



	ONE CORPORATE CENTER

3.  I.R.S Identification
Number of Reporting
Person, if an entity
(Voluntary)
4.  Statement for
Month/Day/Year

09/09/02

(Street)



RYE			NY		10580


5.  If Amendment,
Date of
Original
(Month/Year)
7.  Individual or Joint/Group Filing
(Check Applicable Line)

____ Form filed by One Reporting Person
__X__ Form filed by More than One Reporting Person
(City)			(State)		(Zip)

Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
1.  Title of Security
(Instr. 3)








Class A Common Stock, Par Value $0.001
2.
Trans-
action
Date
2A.
Deemed
Execu-
Tion
Date,
if any
3.  Trans-
action
Code
(Instr
.. 8)
4.  Securities Acquired (A)
or Disposed of (D)
(Instr. 3, 4 and 5)
5. Amount of
Securities
Beneficially
Owned
Following
Reported
Transactions
(Instr. 3 and
4)
6. Owner-
ship
Form:
Direct
(D) or
Indirect
(I)
(Instr. 4)
7. Nature
of In-
direct
Bene-
Ficial
Owner-
Ship
(Instr.
4)

(Month/
Day/
Year)
(Month
/Day/
Year)


Code


V


Amount

(A) or
 (D)


Price




09/9/02


S


500

D

10.4700

    2,000

      I

By:
Investment
Partnership
(1)








    1,700
      I
By:
Investment
Partnership
(1)

    Class B Common Stock, Par Value $0.001








         0

























Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

?	If the form is filed by more than one reporting person, See Instruction 4(b)(v).






FORM 4 (continued)
Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned

(e.g., puts, calls, warrants, options, convertible securities)



1.
Title of
Derivative
Security
(Instr. 3)
2.
Conver-
sion or
Exercise
Price of
Deriv-
ative
Security
3.
Trans-
Action
Date

(Month
/Day/
Year)
3A.
Deemed
Execu-
Tion
Date,
if any
(Month
/Day/
Year)
4.
Trans-
action
Code





(Instr.
8)
5.
Number of
Derivative
Securities
Acquired
(A)
Or
Disposed
Of (D)

(Instr. 3,
4 and 5)
6.
Date Exer-
cisable and
Expiration
Date



(Month/Day/
Year)
7.
Title and
Amount of
Underlying
Securities


8.
Price
of Deriv-
ative
Security






(Instr.
5)
9.
Number
of Deriv-
ative
Secur-
ities
Bene-
ficially
Owned
at End
Of
Month

(Instr. 4)
10.
Owner-
ship Form
Of De-
Rivative
Security:
Direct
(D) or
Indirect
(I)


(Instr. 4)
11.
Nature
of In-
direct
Bene-
ficial
Owner-
Ship




(Instr.
4)





Code


V


(A)


(D)
Date
Exer-
cisable
Expira-
tion
Date
Title
Amount
or
Number
of
Shares





























































































































Explanation of Responses:


(1) The Reporting Persons have less than a 100% interest in this entity. The amount of securities reported as beneficially owned reflects the total amount of securities held by this entity, which is greater than the Reporting Persons' indirect pecuniary interest.
The Reporting Persons hereby disclaim
beneficial ownership of these securities in excess of their indirect pecuniary interests.











     /s/ James E. McKee










09/10/02
** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed.
	If space provided is insufficient, see
Instruction 6 for procedure.

** Signature of Reporting Person
GABELLI ASSET MANGEMENT INC.
GABELLI GROUP CAPITAL PARTNERS,
INC.
By: James E. McKee/Secretary
MARIO J. GABELLI
By: James E. McKee/Attorney-in-
fact




Date


Page 2


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